
INDUSTRIAL FUNDING CORP.
- - - -----------------------------------------------------------------------------------------------------
Exhibit 11.1


                                                                          For the Years Ended
                                                                              November 30,
                                                        ---------------------------------------------
  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                    1993           1992           1991
- - - -----------------------------------------------------------------------------------------------------
  Net income (loss)                                             $1,299        ($6,140)      ($21,144)
  Cumulative preferred stock dividend                           (1,910)        (1,910)        (1,353)
                                                        ---------------------------------------------

  Loss on common stock                                           ($611)       ($8,050)      ($22,497)

  Average number of common
    shares outstanding                                       7,500,000      7,500,000      7,500,000
                                                        ---------------------------------------------

  Loss per common share                                         ($0.08)        ($1.07)        ($3.00)
                                                        ---------------------------------------------
                                                        ---------------------------------------------
